Exhibit 10.16

                    SEPARATION AGREEMENT AND GENERAL RELEASE

      NEXTSTAGE HEALTHCARE, INC., having offices at One Huntington Quadrangle, Suite 4C01, Melville, NY 11747 (referred to throughout this Agreement as "the Company" or "Employer"), and Richard Radoccia, who currently resides at P.O. Box 1668, Quogue, NY 11959 ("Employee") hereby agree as follows:

1. Last Day of Employment.

      Employee's last day of employment with the Company shall be April 14, 2000.

2. Entire Agreement.

      This Separation Agreement and General Release (the "Agreement") sets forth the entire agreement between Company and Employee, and fully supersedes any prior agreements or understandings between Company, or its agents, assignees, officers and directors, and Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Other than as set forth herein, Employee understands and acknowledges that he will not receive any compensation or benefits of any kind from the Company and agrees that he is not entitled to any such payment or benefit for any reason, with the exception of any vested benefit to which Employee has, or will, become entitled under the then existing Company's "401K" retirement plan, if any. Employee shall not be eligible to receive any 401Kmatching funds from Company for 401K contributions made in the year 2000 or any subsequent years. Employee's participation in Company's 401K retirement plan during the compensation period shall be subject to the existence of, and rules governing, such plan.

3. Consideration.

      Employee understands and acknowledges that he would not receive any of the monies and/or benefits specified in this Agreement, which consideration supports each and every aspect thereof, except for his execution and non-revocation of this Agreement. Therefore, in consideration of Employee's execution of this Agreement and not revoking your execution hereof pursuant to paragraph 4 below. Company shall:

      A. Pay to Employee the total gross sum of Two Hundred and Sixty Four Thousand Dollars ($264,000) (less statutory and other appropriate deductions) which is equivalent to approximately sixteen (16) months of salary, in thirty-two (32) bi-weekly payments, the first such payment to be made to Employee seven (7) days following your execution of this agreement. Such payment shall be inclusive of all accrued paid time off to which Employee would otherwise be entitled.

      B. Continue to cover Employee and Employee's dependents under the Company's group medical, dental, vision and life insurance programs for sixteen
(16) months following the date of separation, which expense shall be covered by the Company and Employee at the same proportionate rates as being paid on the date of separation. Thereafter, Employee may continue to be covered under the Company's group health insurance program, at your


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expense, for a period of eighteen (18) months (or such longer period as may be required by law) or until Employee becomes covered by any other group health plan, whichever comes first. This continued coverage will be subject to, and in accordance with, the terms of the documents governing the program and relevant law.

4. Revocation.

      Employee understands that he may revoke this Agreement for a period of seven (7) days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company, Attention:
Kris Riedell, Director of Human Resources and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to the Company, Attention: Kris Riedell, Director of Human Resources, or her designee, within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5. General Release of Claims.

      Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors and agents thereof (hereinafter now collectively referred to throughout this Agreement as "the Company" or the "Employer"), of and from any and all claims, known and unknown, which against Employer, Employee, his heirs, executors, administrators, successors, and assigns (hereinafter now referred to collectively throughout this Agreement as "Employee") have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act of 1967; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the New York Human Rights Law; the New York Minimum Wage Laws; the Equal Pay Law of New York; Equal Employment Opportunity, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, (including the Employment Agreement) tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, this release does not preclude: (i) any claims or litigation arising out of any context other than Employee's employment with Company; (ii) Employee's right to indemnification and defense of, and from, claims arising out of any authorized activities undertaken by Employee in the normal scope of Employee's employment with Company; and (iii) any claims relating to workers compensation statutory, disability or disability income benefits which Employee is, by law or contract, otherwise entitled to receive.


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6. Covenant Not To Sue.

      By signing this Agreement and Release and by acceptance of the compensation and benefits provided for herein Employee hereby WAIVES, RELEASES AND COVENANTS NOT TO SUE the Company with respect to any matter relating to or arising out of Employee's employment, compensation and benefits with the Company and/or the termination thereof, and Employee agree that neither he nor any person organization or entity acting on his behalf will (i) file, participate, (to the extent not otherwise compelled by law) or join in the bringing or maintenance of any claim or cause of action against the Company, whether in the form of a federal, state or municipal court lawsuit or administrative agency action or otherwise, on the basis of any claim arising out of or relating to Employee's employment, compensation, and benefits with the Company and/or the termination thereof of; (ii) seek reinstatement, reemployment or any other relief from the Company, however that relief might be called, whether back pay, compensatory damages, punitive damages, claims for pain and suffering, claims for attorneys' fees, reimbursement of expenses or otherwise, on the basis of any such claim, except for claims for a breach of this Agreement and Release. In the event that Employee commences or participates in any action, claim, charge or complaint which is violative of this provision, Employee shall not be entitled to recover any relief or damages (including legal fees) and shall, in addition to any other relief available to Company hereunder, be liable to Company for the re-payment of all sums paid by Company to Employee under this Agreement, as well as for all legal fees and costs incurred by Company in connection with its defense of such action, claim, charge or complaint. Employee confirms that no claims, charge, complaint, or action presently exists in any forum or form. Notwithstanding the foregoing, this release does not preclude: (i) any claims or litigation arising out of any context other than Employee's employment with Company; (ii) Employee's right to indemnification and defense of, and from, claims arising out of any authorized activities undertaken by Employee in the normal scope of Employee's employment with Company; and (iii) any claims relating to workers compensation statutory, disability or disability income benefits which Employee is, by law or contract, otherwise entitled to receive.

7. Non-Defamation/Non-Disclosure.

      Employee agrees not to, directly or indirectly, in public or private, deprecate, impugn or otherwise make any remarks that would defame or could be construed to defame the Company or its reputation. Employee also agrees not to disclose any information regarding the existence or substance of this Agreement or the circumstances surrounding his cessation of employment, except to an attorney (with whom Employee chooses to consult regarding his consideration of this Agreement), his spouse or tax preparer (all of whom shall be subject to the disclosure restrictions set forth herein) or as a result of judicial or federal agency process.

8. Resolution of Disputes.

      A. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be venued in either the New York State Supreme Court in and for the County of Suffolk or in the U.S. District Court for the Eastern District of New York in Suffolk County and all such claims shall be adjudicated by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.


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      B. Compliance with the covenants set forth in this Agreement is necessary to protect the business and good will of Company. Any breach of these covenants will result in irreparable and continuing damage to the Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any breach of Paragraphs "6", "7", "8" or "9" by Employee, Employee agree that the Company is entitled to the following relief as a result of any such breach, in addition to remedies otherwise available at law or in equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach (without the posting of any bond) by any court or other forum of competent jurisdiction; (ii) recovery of all sums and costs incurred by Employer to enforce the provision of this Agreement, including reasonable attorneys fees;
(iii) return to Employer of all consideration thus far received; (iv) Employee will not be entitled to any future consideration under this Agreement; and, (v) the provisions of Paragraphs, "6", "7", and "8" nevertheless, will remain in full force and effect.

9. Competence to Execute.

      Employee personally has read, considered and understands that this Agreement waives, settles and resolves any and all claims that he/she may have against the Company. He is not affected by any drug, alcohol, medication or other condition that would interfere with his ability to understand this Agreement and to waive the rights described herein in exchange for the consideration set forth above. Similarly, Employee is not a party to any proceeding, including any proceeding in bankruptcy that would impair his ability to execute this Agreement or limit his right to receive the payment made pursuant thereto.

10. Governing Law and Interpretation.

      This Agreement and General Release should be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. Should any provision of this Separation Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement and General Release in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason and, as a result. Employee files a claim, Employee shall return the consideration paid hereunder to the Company.

11. Nonadmission of Wrongdoing.

      Employee agrees that neither this Separation Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

12. Amendment.

      This Separation Agreement and General Release may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Separation Agreement and General Release.


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13. Section Headings.

      Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Separation Agreement and General Release.

14. Counterparts.

      This Agreement may be signed in two counterparts; each of, which shall be deemed an original, and both of which shall together constitute one agreement.

15. No Future Employment.

      Employee knowingly and voluntarily waives his right to seek or request employment or reinstatement and acknowledges that the Company has no obligation, contractual or otherwise, to employ or reemploy him. Further, Employee agrees that he will not institute any legal, equitable or administrative action of any kind against the Company should he seek and be denied such employment or reemployment; and that this Agreement would act as a complete bar to any such action.

16. Legal Fees.

      Each party will be responsible for its own legal fees or costs, if any incurred in connection with the negotiation and settlement of this Agreement unless hereunder provided.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH "3" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.


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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this
Separation Agreement and General Release as of the date set forth below:

NEXTSTAGE HEALTHCARE, INC.                         JAY A. KOSSMAN

By: /s/                                            /s/ Richard A. Radoccia
    -----------------------------                  -----------------------------

             4/15/00                                          4/15/00
---------------------------------                  -----------------------------
Date                                               Date

                                    GUARANTY

      MDNY Healthcare Inc., by its duly authorized representative hereby guarantees the payment of the consideration payable by NextStage Healthcare, Inc. under this Separation and General Release, subject to its terms and conditions.

MDNY HEALTHCARE, INC.
By: /s/ Paul T. Accardi
    ---------------------------
Print Name: Paul T. Accardi
            --------------------
Title:           CEO
      --------------------------
Date:         4/15/00
      --------------------------


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